Memorandum

To     W.C. Solberg

From     K. Kresa

Subject  Memorandum of Agreement

February 22, 1997



This memorandum confirms your recent discussions with Marv Elkin regarding your retirement arrangements.

You have agreed to retire from employment and resign from the Board of Directors effective February 28, 1997. The Company has agreed to provide you with the following benefits:

1. Upon retirement, you will be provided with a total pension benefit payable from all sources (excluding the Northrop Grumman Savings and Investment Plan) equivalent to a single life annuity of $342,664.91 per year. This amount is calculated to equal 50% of your pensionable earnings averaged over the highest three of your last ten years of employment. Of course, if you elect to receive this benefit in a joint annuity form under the qualified defined benefit plans, and/or take lump sum equivalents from one or more of the Company's non-qualified benefit plans, the dollar amount that you (and your spouse) actually receive will be adjusted according to the normal actuarial factors that apply under the plans with respect to such benefit forms.

2. On or before February 28, 1997, you will receive a bonus under the Incentive Compensation Plan for your work in 1996. You will also receive a pro-rata Incentive Compensation Plan bonus for your work from January 1 through February 28, 1997, paid in February 1998. These bonuses will be calculated in accordance with the normal ICP factors, including my judgment as to the performance of the Company.

     You will receive the following portion of your unvested outstanding grants (as of February 28, 1997) of stock and stock options:

     RPSR granted 11/93: 3,600 shares if the performance of Northrop Grumman stock results in a 100% performance factor being applied.

     Options granted 11/92:  5,600

     Options granted 11/93:  3,000

     Options granted 12/94:  3,000

     Options granted 11/95:  2,500

     You will be responsible for paying all taxes which may be due as a result of your receipt of shares of stock or stock options.

3. You will be reimbursed for eligible expenses you incur in 1997 for income tax preparation fees and for financial counseling in accordance with the terms of the Company's executive perquisite program.

4. You will have an option to purchase your Company-provided automobile at 25% of the wholesale Blue Book value, if you make a written election to do so not later than February 14, 1997. If you elect this option, you will be fully responsible for all tax consequences, including taxes on imputed income, and will be required to pay the Company applicable withholding taxes at the time you exercise this option.

5. If the Company undergoes a Change of Control (as that term is defined in your Special Agreement dated August 1, 1996) prior to February 28, 1997, you will receive the benefits set forth in the Special Agreement, and you will not receive any of the benefits in this Memorandum of Agreement except for the pension benefits described in paragraph 1.

6. If the Company undergoes a Change of Control (as that term is defined in your Special Agreement dated August 1, 1996) between March 1 and December 31, 1997, you will receive the benefits provided by your Special Agreement, and the benefit of the Change of Control provisions in the Long Term Incentive Plans governing the unvested stock and stock options you forfeited upon retirement as if you were an employee at the time of the Change of Control, except that:

    The stock or stock options you receive as a result of the Change of Control will be offset by the options you receive at retirement.

    Any benefits you receive from ERISA Supplemental Plan I and ERISA Supplemental Plan II as a result of the Change of Control will be offset by any ERISA Supplemental Plan I and ERISA Supplemental Plan II benefits you receive following your retirement.

    Your right to Severance Benefits under the Special Agreement shall be determined by whether or not, as of the date of the Change of Control, the employee incumbent in the position you now hold terminates from employment after the Change of Control and before December 31, 1997, under circumstances which would entitle that employee to such Severance Benefits if he had a Special Agreement identical to yours at the time of the Change of Control.

Your receipt of these benefits upon your retirement is conditioned upon your signing this Memorandum of Agreement and the attached Release Agreement, which is incorporated herein by reference.

If you are in agreement with these terms, please sign and date where indicated below.





						Kent Kresa
						Chairman, President and
						Chief Executive Officer




AGREED TO:






Wallace C. Solberg




Date